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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                             _____________________

                                   FORM T-1

                           STATEMENT OF ELIGIBILITY
                  UNDER THE TRUST INDENTURE ACT OF 1939 OF A
                   CORPORATION DESIGNATED TO ACT AS TRUSTEE

               CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY
                  OF A TRUSTEE PURSUANT TO SECTION 305(B)(2)  X
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                             _____________________

             SUNTRUST BANK, CENTRAL FLORIDA, NATIONAL ASSOCIATION
              (Exact name of trustee as specified in its charter)

Not Applicable                                    59-1424500
(State of incorporation if                        (I.R.S. Employer
not a U.S. national bank)                         Identification Number)

200 South Orange Avenue
Post Office Box 3631
Orlando, Florida                                  32802
(Address of trustee's principal                   (Zip Code)
  executive offices)

                            Jonathan D. Rich, Esq.
                        Maguire, Voorhis & Wells, P.A.
            200 South Orange Avenue, Suite 3000, Orlando, FL  32801
                                (407) 244-1105
           (Name, address and telephone number of agent for service)

                             _____________________

                         BAY VIEW CAPITAL CORPORATION
              (Exact name of obligor as specified in its charter)

Delaware                                          94-3078031
(State of incorporation)                          (I.R.S. Employer
                                                  Identification No.

1840 Gateway Drive,
San Mateo, California                             94404
(Address of principal                             (Zip Code)
  executive offices)

                             _____________________

                          Subordinated Notes due 2007
                        (Title of indenture securities)

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Item 1.   General Information.  Furnish the following information as to the
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          trustee:

          (a) Name and address of each examining or supervising authority to which it is subject.

                    Name                          Address
                    ----                          -------

          Comptroller of Currency               Washington, D.C.

          The Board of Governors of             Washington, D.C.
          the Federal Reserve System
          Corporation                           Washington, D.C.

          Federal Deposit Insurance             Washington, D.C.
          Corporation

          (b)  Whether it is authorized to exercise corporate trust powers.

          Yes.

Item 2.   Affiliations with the Obligor.  If the obligor or any underwriter for
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          the obligor is an affiliate of the trustee, describe each such affiliation.

          None.

Item 16.  List of Exhibits.
          ----------------

          List below all exhibits filed as a part of this statement of eligibility.

          Exhibit 1 - Copy of the articles of association of the Trustee as now in effect (see Exhibit 1 to Form T-1 filed in connection with Registration Statement No. 33-34738, which is incorporated by reference).

          Exhibit 2 - Copy of the certificate of authority of the Trustee to commence business (see Exhibit 2 to Form T-1 filed in connection with Registration Statement No. 33-34738, which is incorporated by reference).

          Exhibit 3 - Copy of the authorization of the Trustee to exercise corporate trust powers (see Exhibit 3 to Form T-1 filed in connection with Registration Statement No. 33-34738, which is incorporated by reference).

          Exhibit 4 - Copy of the existing bylaws of the Trustee (see Exhibit 4 to Form T-1 filed in connection with Registration Statement No. 33-34738, which is incorporated by reference).

          Exhibit 5 - Not applicable.
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          Exhibit 6 - Not applicable.

          Exhibit 7 - Copy of the latest report of condition of the Trustee, published pursuant to law or the requirements of its supervising or examining authority.

          Exhibit 8 - Not applicable.

          Exhibit 9 - Not applicable.
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                                   SIGNATURE


     Pursuant to the requirements of the Trust Indenture Act of 1939, the Trustee, SunTrust Bank, Central Florida, National Association, a national banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Orlando, State of Florida, on the 19th day of August, 1997.

                                 SUNTRUST BANK, CENTRAL FLORIDA,
                                 NATIONAL ASSOCIATION


                                 By: /s/ Theresa Hawkins
                                     -----------------------------
                                     Theresa Hawkins
                                     Vice President
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                                   EXHIBIT 7
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                            Report of Condition of
             SunTrust Bank, Central Florida, National Association